Putnam Capital Opportunities Fund
4/30/10 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1     Class A   650

72DD2     Class R   4
          Class Y   94

73A1      Class A   0.0286

73A2      Class R   0.0152
          Class Y   0.0467

73C       Class A   0.0014

          Class R   0.0008
          Class Y   0.0023

74U1	  Class A   22,696
	  Class B   3,619
	  Class C   1,413

74U2	  Class M   583
	  Class R   327
          Class Y   2,130

74V1	  Class A   10.35
	  Class B   9.43
	  Class C   9.55

74V2	  Class M   9.78
	  Class R   10.19
          Class Y   10.53



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.